Exhibit 99.1

Impac Mortgage Holdings, Inc. Reports Additional Director Nominees for

Special Meeting of Series B Preferred Stockholders

IRVINE, CA — August 21, 2018 — Impac Mortgage Holdings, Inc. (the “Company”) today announced that Dennis L. Hesse has provided notice of his intent to nominate David P. Sims and Joseph Waske, and Benjamin Hard has provided notice of his intent to nominate Curtis J. Timm, each for election as a Preferred Director at the Special Meeting of the 9.375% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”) to be held on Thursday, September 13, 2018, at 9:00 a.m. local time.  As previously reported by the Company, Camac Fund, LP has provided notice of its intent to nominate Eric Shahinian and Michael Cricenti for election as Preferred Directors at the Special Meeting.  The Company is not responsible for the accuracy of any information contained in materials provided by a third party or its representatives to holders of Series B Preferred Shares or any other statements they may make.

Only holders of record of outstanding Series B Preferred Shares as of the close of business on August 10, 2018, and their duly authorized proxies, have the right to vote to elect two Preferred Directors at the Special Meeting.  Per Maryland corporation law, each share of stock may be voted for as many individuals as there are directors to be elected.  There is no cumulative voting in the election of the directors.  For example, in an election of two director nominees, a stockholder who owns one share can cast one vote for up to two of the nominees; however, the stockholder may not cast two votes for a single nominee.

Beneficial owners of outstanding Series B Preferred Shares as of the record date for the Special Meeting may attend the Special Meeting with a valid government issued personal photo identification and a letter or brokerage account statement showing that they beneficially owned Series B Preferred Shares as of the close of business on August 10, 2018. However, in order to vote at the Special Meeting, a beneficial owner of Series B Preferred Shares as of the record date of the Special Meeting, or the beneficial owner’s designated representative, must obtain a valid “legal proxy” from his, her or its bank, broker or other securities intermediary.

For further information about the Special Meeting, please refer to the Notice of Special Meeting of Holders of 9.375% Series B Cumulative Redeemable Preferred Stock dated August 13, 2018, which is attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 13, 2018 and can be found on the SEC’s website at www.sec.gov.  Please refer to the charter of Impac Mortgage Holdings, Inc., including the 2004 Articles Supplementary, for a description of the Series B Preferred Shares.  A copy of the Company’s charter, including the 2004 Articles Supplementary, and Bylaws will be made available upon request and can also be found as exhibits to the Company’s reports filed with the SEC at its website at www.sec.gov.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please contact Alliance Advisors, LLC at 844-670-2148.